Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
Commissioners:
We are aware that our report dated November 30, 2007 on our review of interim financial information of Secured Accessories — S3 Business Divisions of Alpha Security Products, Inc. and Subsidiary, as of September 30, 2007 and for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, which report is included in the Current Report on Form 8-K/A dated January 17, 2008, is incorporated by reference in Registration Statements on Form S-8 (Nos. 333-126981, 333-83842 and 333-35539) of Checkpoint Systems, Inc.
Very truly yours,
January 17, 2008